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Exhibit 5.4

September 4, 2015
Agnico Eagle Mines Limited
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island Securities Office
Government of Newfoundland & Labrador, Financial Services Regulation Division
Toronto Stock Exchange
United States Securities and Exchange Commission

Agnico Eagle Mines Limited (the "Company")

        I have been named as a "qualified person" in the (final) short form base shelf prospectus of the Company dated September 4, 2015 (as may be amended or supplemented from time to time in the future, the "Prospectus"), which Prospectus is included in the Company's Registration Statement on Form F-10 (File No. 333-206498) (as filed with the United States Securities and Exchange Commission on August 19, 2015 as may be amended from time to time, including by way of post-effective amendment, the "Registration Statement").

        I hereby consent to the use of my name in the Prospectus and in the Registration Statement and the use, inclusion or incorporation by reference of, and reference(s) to, the information that I have approved as a "qualified person" under the Canadian Securities Administrators National Instrument 43-101 (the "QP Information") in the Prospectus and in the Registration Statement. I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus or the Registration Statement that are (i) derived from the QP Information, or (ii) within my knowledge as a result of the services performed by me in connection with the preparation of the QP Information.

Yours very truly,

/s/ Tim Haldane Tim Haldane, P Eng.

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  Exhibit 5.4